Exhibit 99.1

News Release

For Immediate Release

Investor Relations:              Andrea Tarbox, CFO 847.441.1805

KapStone Paper and Packaging Corporation
Announces Appointment of Earl Shapiro to the
Board of Directors

Northfield, Illinois (October 4, 2007) — KapStone Paper and Packaging Corporation (NASDAQ:KPPC) today announced that the Board of Directors has increased the size of the Board from 7 to 8 and has appointed Earl Shapiro as a Class B director (with a term expiring in 2008).

Mr. Shapiro, age 68, is currently a partner with Mason Avenue Investments, LLC. From 1986 until 2007, he was with Prairie Packaging, Inc. serving as founder and President. In June 2007, Prairie Packaging, Inc. was sold to Pactiv Corporation. Mr. Shapiro holds a B.A. degree from Princeton University and a J.D. from Yale Law School.

Roger Stone, Chairman and Chief Executive Officer, commented “We are very pleased to have Earl join our Board of Directors. Our new director has substantial experience in the paper and packaging industry. His advice and counsel will be an asset to our Board of Directors.”

About the Company

Headquartered in Northfield, IL, KapStone Paper and Packaging Corporation is a leading North American producer of kraft paper and converter of inflatable dunnage bags. The Company is the parent company of KapStone Kraft Paper Corporation which includes a paper mill in Roanoke Rapids, NC., and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR. The business employs approximately 700 people.

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